CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to us under “Financial Highlights” in the Prospectus dated June 1, 2010 of Invesco Tax-Exempt Securities Fund and the Prospectus dated June 1, 2010, of Invesco New York Tax-Free Income Fund, each of which is incorporated by reference into the Joint Proxy Statement/Prospectus included in this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form N-14 (File No. 333-170757) of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) (the “Registration Statement”).
We also consent to the incorporation by reference in the Statement of Additional Information included in the Registration Statement of our report dated February 25, 2010, relating to the financial statements and financial highlights of the Morgan Stanley Tax-Exempt Securities Trust for the year ended December 31, 2009. We also consent to the incorporation by reference of our report dated February 25, 2010 in the Statement of Additional Information for the AIM Tax Exempt Funds (Invesco Tax Exempt Funds) dated June 1, 2010 which in turn is incorporated by reference into the Statement of Additional Information included in the Registration Statement.
We also consent to the reference to our report dated February 25, 2010, relating to the financial statements and financial highlights of the Morgan Stanley New York Tax-Free Income Fund for the year ended December 31, 2009, which reference appears in the audited financial statements dated August 31 ,2010 of Invesco New York Tax-Free Income Fund that are incorporated by reference in the Statement of Additional Information included in the Registration Statement and the Statement of Additional Information for the AIM Counselor Series Trust (Invesco Counselor Series Trust) dated December 22, 2010, which is also incorporated by reference into the Statement of Additional Information included in the Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
December 29, 2010